Exhibit 99.1

Gossamer Bio Announces Fourth Quarter and Full-Year 2019 Financial Results and Provides Business Update

- Clinical trial results for all four clinical-stage product candidates in target areas of immunology, inflammation and oncology expected in 2020 –

- Cash, cash equivalents and marketable securities totaled $401.8 million at year-end 2019 -

SAN DIEGO—(BUSINESS WIRE)—March 24, 2020—Gossamer Bio, Inc. (Nasdaq: GOSS), a clinical-stage biopharmaceutical company focused on discovering, acquiring, developing and commercializing therapeutics in the disease areas of immunology, inflammation and oncology, today announced its financial results for the fourth quarter and year ended December 31, 2019 and provided a business update.

“Our hearts are with the patients, families, caregivers and medical professionals suffering and sacrificing in the ongoing Covid-19 viral pandemic. We are monitoring the situation on a daily basis to understand the impact on Gossamer and our programs and are taking the necessary actions now to do what is best for our patients, employees and company,” said Sheila Gujrathi, M.D., Co-Founder and Chief Executive Officer of Gossamer Bio.

“2019 was a year of execution for Gossamer Bio, as we continued to advance all four of our clinical-stage product candidates in our target areas of immunology, inflammation and oncology. Notwithstanding the Covid-19 pandemic, we expect to continue our momentum in 2020, with data from all of our candidates expected this year. We are committed to advancing our product candidates and the field of medicine for the betterment of patients and their families, and we look forward to providing updates on these efforts throughout the year.”

Clinical-Stage Product Candidate Updates

GB001: Oral DP2 Antagonist for Eosinophilic Asthma and Chronic Rhinosinusitis (CRS)

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Gossamer has made available three poster presentations from its GB001 program for patients with asthma. All three posters, which Gossamer had planned to present at the now cancelled 2020 American Academy of Allergy, Asthma & Immunology (AAAAI) Annual Meeting, can be found in the Posters and Publications section of Gossamer’s website:

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“Effect of the DP2 Antagonist GB001 on Asthma Worsening in Patients with Mild-Moderate Asthma” showed that GB001 treatment is associated with longer time to asthma worsening / exacerbation and observed treatment effects were greater in the populations with higher baseline FeNO and / or eosinophils.

o	“In Vitro and In Vivo Profile of GB001, a Potent and Selective DP2 Antagonist for the Treatment of Moderate-Severe Asthma” demonstrates that, in pre-clinical studies,

GB001 is an insurmountable antagonist and compares favorably to other DP2 antagonists in functional residence time and prolonged pharmacodynamic effects, while inhibiting immune cell infiltration and improving airway function.

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“Corticosteroid Use Across Asthma Healthcare Providers: A Real-world Experience.” The widespread use of OCS revealed by this claims analysis underscores the high level of unmet need for these patients and the need for new therapies.

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Enrollment in the ongoing Phase 2b LEDA study in patients with moderate-to-severe eosinophilic asthma has been completed. We are on track to conduct an interim analysis in the second quarter of this year, following study completion by approximately two thirds of patients. Topline results are expected in the second half of this year.

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Enrollment in the ongoing Phase 2 TITAN proof-of-concept study in chronic rhinosinusitis, both with and without nasal polyps has been completed. Topline data from the TITAN study are expected in the second half of this year.

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We continue to evaluate the possibility of initiating a Phase 2 study in chronic spontaneous urticaria and expect to make this decision in the second half of the year following a review of available data and the competitive landscape.

GB002: Inhaled PDGFR Inhibitor for Pulmonary Arterial Hypertension (PAH)

•	Enrollment is underway in the Phase 1b study of GB002 in patients with PAH. Gossamer expects to report initial topline results from the study in the second quarter of this year.

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Due to the ongoing Covid-19 viral pandemic, the Phase 2 study in patients with PAH will likely commence in the second half of this year. This trial will enroll functional class II and III PAH patients. Patients will remain on their background therapies throughout the study. The primary endpoint for this 24-week study will be change in PVR from baseline. A key secondary endpoint will be change from baseline in 6-minute walk distance at week 24.

GB004: Oral HIF-1α Stabilizer for Inflammatory Bowel Disease

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Enrollment is complete in the Phase 1b study of GB004 in patients with active mild-to-moderate ulcerative colitis (UC). The primary goals of the study are to assess safety, tolerability, PK, PD and target engagement in patients with active disease. Gossamer expects to report topline results from this Phase 1b study in the second quarter of this year.

GB1275: Oral CD11b Modulator for Oncology Indications

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Enrollment for the KEYNOTE-A36 Phase 1/2 study to evaluate GB1275 as a monotherapy and in combination with either KEYTRUDA® (pembrolizumab) or chemotherapy in patients with selected advanced solid tumors is underway, and we expect to report initial Phase 1 data in the second half of this year.

Financial Results for Quarter and Full Year Ended December 31, 2019

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Cash, Cash Equivalents and Marketable Securities: Cash, cash equivalents and marketable securities as of December 31, 2019, were $401.8 million. In response to the ongoing Covid-19 viral pandemic and anticipated potential challenges to clinical trials globally, Gossamer has planned a series of cost-optimization initiatives. As a result, we currently expect cash, cash equivalents and marketable securities, and access to our debt facility will be sufficient to fund operating and capital expenditures to the middle of 2022.

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Research and Development (R&D) Expenses: For the quarter ended December 31, 2019, R&D expenses were $42.6 million, compared to R&D expenses of $25.9 million for the same period in 2018. R&D expenses for the full year ended December 31, 2019, were $143.4 million compared to $55.3 million for the full year ended December 31, 2018. The increases were primarily due to an increase in expenses for GB001, GB002, GB004 and GB1275 and increased headcount.

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In-Process Research and Development (IPR&D) Expenses: For the quarter ended December 31, 2019, IPR&D expenses were $1.6 million, compared to $0.0 million for the same period in 2018. IPR&D expenses for the full year ended December 31, 2019, were $3.6 million compared to $49.7 million for the full year ended December 31, 2018.

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General and Administrative (G&A) Expenses: For the quarter ended December 31, 2019, G&A expenses were $11.6 million, compared to $13.9 million for the same period in 2018. G&A expenses for the full year ended December 31, 2019, were $39.1 million compared to $44.1 million for the full year ended December 31, 2018. The decreases were primarily attributable to a decrease in stock-based compensation costs, which was partially offset by increases in personnel-related costs, professional and legal fees, costs associated with insurance, and facility and office-related costs.

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Net Loss: Net loss for the three months ended December 31, 2019, was $54.7 million, or $0.89 per share, compared to a net loss of $38.8 million, or $4.92 per share, for the same period in 2018. Net loss for the full year ended December 31, 2019, was $180.3 million, or $3.29 per share compared to a net loss of $147.0 million, or $22.59 per share, for the full year ended December 31, 2018.

About Gossamer Bio

Gossamer Bio is a clinical-stage biopharmaceutical company focused on discovering, acquiring, developing and commercializing therapeutics in the disease areas of immunology, inflammation and oncology. Its goal is to be an industry leader in each of these therapeutic areas and to enhance and extend the lives of patients suffering from such diseases.

Forward-Looking Statements

Gossamer cautions you that statements contained in this press release regarding matters that are not historical facts are forward-looking statements. These statements are based on the Company’s current beliefs and expectations. Such forward-looking statements include, but are not limited to, statements regarding the anticipated timing of initiation and enrollment of clinical trials for our product candidates; plans to rapidly advance our product candidates; expectations on the timing of data readouts from our clinical studies; the potential clinical benefits of our product candidates; the indications we intend to pursue and our related business strategies; the expected timeframe for funding our operating plan with current cash, cash equivalents and marketable securities; and access to the Company’s senior debt facility. The inclusion of forward-looking statements should not be regarded as a representation by Gossamer that any of its plans will be achieved. Actual results may differ from those set forth in this press release due to the risks and uncertainties inherent in Gossamer’s business, including, without limitation: potential delays in the commencement, enrollment and completion of clinical trials; disruption to our operations from the recent global outbreak of the Covid-19 pandemic; the Company’s dependence on third parties in connection with product manufacturing, research and preclinical and clinical testing; the success of Gossamer’s clinical trials and preclinical studies for its product candidates; regulatory developments in the United States and foreign countries; unexpected adverse side effects or inadequate efficacy of the Company’s product candidates that may limit their development, regulatory approval and/or commercialization, or may result in recalls or product liability claims; Gossamer’s ability to obtain and maintain intellectual property protection for its product candidates; Gossamer’s ability to comply with its obligations in collaboration agreements with third parties or the agreements under which it licenses intellectual property rights from third parties; the risk that the funding under the senior debt facility may not be completed on the timeframe Gossamer expects, or at all, including as a result of Gossamer's failure to meet the conditions required for such funding or failure to comply with the affirmative and negative covenants under the credit facility; and other risks described in the Company’s prior press releases and the Company’s filings with the Securities and Exchange Commission (SEC), including under the heading “Risk Factors” in the Company’s annual report on Form 10-K and any subsequent filings with the SEC. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and Gossamer undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement, which is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

GOSSAMER BIO, INC.
CONDENSED CONSOLIDATED FINANCIAL STATEMENT DATA
(UNAUDITED; IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

	Three months ended December 31,		Year Ended December 31,
STATEMENTS OF OPERATIONS DATA:	2019	2018	2019	2018

Operating expenses:
Research and development	$42,596	$25,872	$143,403	$55,283
In process research and development	1,600	-	3,600	49,659
General and administrative	11,591	13,935	39,136	44,051
Total operating expenses	55,787	39,807	186,139	148,993
Loss from operations	(55,787)	(39,807)	(186,139)	(148,993)
Other income, net	1,089	1,013	5,832	2,024
Net loss	$(54,698)	$(38,794)	$(180,307)	$(146,969)
Net loss per share, basic and diluted	$(0.89)	$(4.92)	$(3.29)	$(22.59)
Weighted average common shares outstanding, basic and diluted	61,282,084	7,878,824	54,740,170	6,504,871

	December 31,
BALANCE SHEET DATA:	2019	2018

Cash, cash equivalents, and marketable securities	$401,829	$228,658
Working capital	372,394	211,550
Total assets	426,604	239,419
Total liabilities	74,119	21,121
Accumulated deficit	(334,170)	(153,863)
Total stockholders' equity (deficit)	352,485	(120,069)

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